                                                                    EXHIBIT 2.18


                               DATED 11 May 1998



                                   AGREEMENT
                           for the sale and purchase
                          of the issued share capital
                                      of
                           Denovo New Media Limited

     DEREK SCANLON                                               (1)


     IXL LONDON LIMITED                                          (2)

                       SHARE SALE AND PURCHASE AGREEMENT



     DATE



     11 May 1998

     PARTIES


(1)  DEREK SCANLON of 2 Braydon Road, London N16 6QB ("the Vendor"); and

(2) IXL LONDON LIMITED (No.3435961) whose registered office is at 2nd Floor, Tower House, 8-14 Southampton Street, London WC2E 7HA ("the Purchaser").

     INTRODUCTION


     The Company was incorporated in England and Wales on 26 July 1996 under the Companies Act 1985 and is registered under number 3229920 as a private company. It has at the date of this Agreement an authorised share capital of (Pounds)100,000 divided into 100,000 ordinary shares of (Pounds)1 each, of which 25,000 of the ordinary shares have been issued and are fully paid or credited as being fully paid. All the shares in issue are legally and beneficially held by the Vendor.


     OPERATIVE PROVISIONS


1    INTERPRETATION


1.1 In this Agreement (including the Introduction and Schedules), except where a different interpretation is necessary in the context, the following expressions shall have the following meanings:


     Accounts Date           31 March 1998


     Company Denovo New Media Limited of which short particulars are set out in Schedule 1

     Completion               completion of the acquisition of the Shares in
                              accordance with the terms of clause 4

     Connected Person         a connected person as determined in accordance
                              with Section 839 of the Income and Corporation
                              Taxes Act 1988

     Consideration            the consideration referred to in clause 3


     Consideration Shares     the number of shares of IXL Holdings, Inc. class B
                              common stock $0.1 par value to be calculated in accordance with clause 3

     Deed of Covenant         the deed of covenant relating to Taxation in the
                              agreed form

     Disclosure Letter        a letter in the agreed form bearing the same date
                              as this Agreement from the Vendor to the Purchaser

     Intellectual Property    copyrights, trade and service marks, trade names,
                              rights in logos and get-up, inventions,
                              confidential information, trade secrets and know-how, registered designs, design rights, letters patent, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights in plant varieties, all rights of privacy and all intangible rights and privileges of a nature similar to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same

     IXL Stockholders' Agreement        a stockholders agreement dated 17
                                        December 1997 between IXL Holdings, Inc.
                                        and IXL Holdings, Inc.'s Shareholders

     Management Accounts                the balance sheet of the Company as at
                                        the Accounts Date and the profit and
                                        loss account of the Company for the
                                        period ended on the Accounts Date in the agreed form

     Relief                             the same meaning as in the Deed of
                                        Covenant

     Restricted Business                a business in competition with the
                                        business carried out by the Company at
                                        the date of this Agreement

     Shares the 25,000 issued ordinary shares of (Pounds)1 each in the capital of the Company

     Taxation and Taxing Authority      the same respective meanings as in the
                                        Deed of Covenant

     Turnover invoices issued by the Company less VAT for the period from 1 January 1997 to 31 December 1997 to arms length customers and clients of the Company where such invoices have been paid or, in the prudent opinion of the Company's auditors, are collectable and for these purposes there shall be deducted any bad debts and this figure shall be subject to any other adjustments to be agreed by the parties

     VAT                                Value Added Tax

     Warranty                           the warranty, representation and
                                        undertaking given in clause 5.1

     Warranty Statements          the statements set out in Schedule 2

2    SALE AND PURCHASE OF THE SHARES

     The Vendor will sell as legal and beneficial owner and with full title guarantee and the Purchaser will purchase the Shares free from all options, liens, charges and other encumbrances and with all rights attaching to the Shares with effect from Completion.

3    CONSIDERATION

3.1 In consideration for the sale of the Shares, the Purchaser shall procure the issue of the Consideration Shares to the Vendor.

3.2 The Vendor shall be entitled to the Consideration Shares issued as fully paid and nonassessable based on the following equation:

     CS    =   W-(X+Y+Z)
              -----------
                  $5

     where:

     CS = the number of Consideration Shares to which the Vendor shall be entitled

     W  =  the Turnover of the Company expressed in US dollars

     X = all or any liabilities, costs and expenses of the Company incurred at any time prior to the issue of the Consideration Shares other than with the prior written consent of Steve Smith or John Raymond of the Purchaser where such sum has not been included or accounted for in the accounts to be prepared in accordance with clause 3.3, to include without limitation rates on premises previously occupied by the Company and any fees due to previous directors expressed in US dollars

     Y = the net outstanding indebtedness of the Company (including, without limitation, debt for borrowed money) as at the Accounts Date expressed in US dollars

     Z  =  (Pounds)30,000 being the amount paid by the Vendor to Interactive
           Communications Limited in respect of the purchase of the Shares by the Vendor expressed in US dollars

     $5 =  the value per share to be attributed to each Consideration Share where all sums in pounds stirling for the purposes of this clause 3.2 shall be converted into US dollars at the rate of 1.65 US dollars to one pound stirling

3.3 The Vendor shall procure that the Company's auditors prepare and audit the Company's accounts in respect of the financial period to 31 March 1998 and certify to the Purchaser the number of Consideration Shares to be issued and allotted to the Vendor pursuant to clause 3.2 within 30 days of the date of this Agreement the costs of such audit and certification to be at the expense of the Vendor. The Purchaser shall have a period of twenty one business days from the date of such notification to raise any objection in relation to the number of such shares to be issued. If no such objection is made by the Purchaser, the determination of the Company's auditors shall be deemed final. In the event of dispute, the parties shall use their reasonable endeavors to settle such dispute but if it shall not have been settled within twenty eight days of the notification by the Purchaser to the Vendor of any objection to the Company's auditors certification then the number of Consideration Shares shall be determined by the Purchaser's auditors, who shall act as experts and not arbitrators, and whose decision shall be final.

4    COMPLETION

4.1 Completion of this Agreement is to take place at 222 Grays Inn Road, London WC1X 8HB (or such other location as the Vendor and the Purchaser shall agree) immediately following exchange this Agreement.

4.2  At Completion, the Vendor shall deliver to the Purchaser the following:

     (a)  share certificates in respect of the Shares;

     (b) duly executed transfers in respect of the Shares in favour of the Purchaser (or as it may direct);

     (c) the resignations of each of the directors and the secretary confirming that there are no claims against the Company in a form reasonably required by the Purchaser;

     (d) an irrevocable power of attorney executed by the Vendor to enable the Purchaser (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares;

     (e) an acknowledgement from the Vendor in a form reasonably required by the Purchaser confirming that at and immediately after Completion nothing is owing nor are there any outstanding claims between the Vendor and the Company and to the extent that there are possible claims, then these are waived;

     (f) certificate of incorporation, certificate of incorporation on change of name, common seal, statutory register, minute books, share certificate book, books of account and all other books (all duly written up to date);

     (g)  any service agreements to which the Company is a party;

     (h) releases and discharges from the Company's bankers and all other persons of any fixed or floating charges over any property or any other assets of the Company;

     (i)  a tax deed of covenant in a form reasonably required by the Purchaser;

     (j)  the Disclosure Letter duly signed by the Vendor;

     (k) all waivers and consents in a form reasonably required by the Purchaser signed by the Vendor or any third party to enable the Purchaser or its nominee to be registered as the holder of the Shares (the Vendor hereby irrevocably waiving all and any rights of pre-emption to which it may be entitled under any articles of association, agreement, law or otherwise in respect of the transfer of the Shares delivered under this Agreement); and

     (l) certified copies of board resolutions of the Company in a form reasonably required by the Purchaser between the parties to approve, inter alia, the transfer of the Shares, the appointment of such new directors, secretary and auditors as the Purchaser shall direct and the adoption of new bank mandates.

4.3 If for any reason the provisions of clause 4.2 are not fully complied with, the Purchaser shall be entitled (in addition and without prejudice to any other right or remedy available to it) to elect:

     (a) to rescind this Agreement in which case the Purchaser shall not be obliged to purchase any of the Shares or issue any of the Consideration Shares; or

     (b)  to fix a new date for Completion; or

     (c) to proceed to Completion so far as practicable, the Vendor then being obliged to use its best endeavors to perform or procure the performance of any of the outstanding provisions of clause 4.2

4.4 Following Completion the Vendor hereby agrees to enter into the following documents forthwith upon request by the Purchaser:

     (a) a service agreement between the Vendor and the Purchaser in a form to be agreed between the parties; and

     (b) following issue of the Consideration Shares, the IXL Stockholders' Agreement.

4.5 The Purchaser shall procure the issue and allotment to the Vendor of the Consideration Shares as soon as reasonably practicable following agreement or determination of the number of Consideration Shares to be issued in accordance with clause 3.3.

5    WARRANTY

5.1  The Vendor hereby:

     (a) acknowledges that the Purchaser has been induced to enter into this Agreement and to purchase the Shares on the basis of the Warranty; and

     (b) warrants, represents and undertakes to the Purchaser that each and every Warranty Statement in schedule 2 is true, correct, accurate and not misleading at the date of this Agreement, subject only to the matters stated in the Disclosure Letter, provided that such matters will be treated as qualifying or limiting the application of any Warranty Statement only to the extent that such disclosure is fair, accurate, and relates specifically to the subject matter thereof and does not omit any fact which may render the same untrue, incorrect, inaccurate or misleading.

5.2 The Warranty is a separate and independent warranty, representation and undertaking in relation to each of the Warranty Statements and no Warranty Statement shall be limited by reference to any other Warranty Statement or by the other terms of this Agreement.

5.3 No claim may be made against the Vendor pursuant to the Warranty in respect of any matter of which the Purchaser has knowledge at the date of this Agreement.

5.4 No claim may be made against the Vendor pursuant to the Warranty and any breaches thereof unless notice of such claim is served on the Vendor in writing specifying the nature of such claim and the amount of such claim within two years of the date of this Agreement.

5.5 The total amount of liability of the Vendor in respect of all claims shall not exceed the Consideration Shares valued at the date of this Agreement at US$5 per share.

6    REMEDIES OF THE PURCHASER

6.1 If any Warranty Statement shall prove to be untrue, inaccurate, incorrect or misleading, the Purchaser may at its option and without prejudice to any other right or remedy which may be available to it:

     (a) claim for all loss suffered by it in consequence of such breach of Warranty (and for this purpose an amount equal to, without limitation, the amount of any stamp duty (including any penalty for late stamping) payable on any document in respect of the title of the Company to any property which ought to be in the possession of the Company as at the date of Completion and which has not been properly stamped shall be deemed to be a loss suffered by the Purchaser (whether or not that Company has a legal obligation to present or re-present the same for stamping); and

     (b) require the Vendor to pay to the Company or the Purchaser (as the Purchaser may require) such sum as is equal to the amount by which:

          (i) the assets of the Company are less, or less valuable, or their liabilities greater, than:

                (a) either the values at which the same were included in the Accounts; or

                (b) if the Purchaser so elects, than they would have been if the statement concerned had been true, accurate and correct and not misleading;

          and for these purposes, without limitation, an amount equal to the amount of any such stamp duty as is described in paragraph (a) of this clause 6.1 shall be deemed to be a liability of the Company; and

     (c) claim for all reasonable legal costs, charges and expenses incurred or payable by the Purchaser or the Company either before or after the commencement of any action in connection with any matter referred to in this clause 6.1;

     and so that the exercise by the Purchaser of any of the additional remedies set out in this clause 6.1 shall be without prejudice to any other of them.

6.2 No provision of this Agreement shall operate to exclude, restrict or otherwise impair any right or remedy (including, without limitation any right to damages and equitable remedies of all kinds) other than any right to rescission following Completion to which the Purchaser is or becomes entitled (or, but for the provision in question, would be or become entitled) by virtue of legislation or otherwise under the general law applicable in England or elsewhere.

6.3 If the Vendor is required by law to make any deduction or withholding from any payment due under the terms of this Agreement, it shall do so and the sum due from the Vendor in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Purchaser receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum the Purchaser would have received and retained had no such deduction or withholding been required to be made.

6.4 If any sum payable by the Vendor to the Purchaser under this Agreement shall be subject to a tax liability in the hands of the Purchaser, the Vendor shall be under the same obligation to make an increased payment in relation to that tax liability as if the liability were a deduction or withholding required by law.

7    INDEMNITY

     The Vendor hereby agrees and undertakes to indemnify and keep the Purchaser fully indemnified from and against all actions proceedings costs claims and demands which may be suffered or incurred by the Purchaser by reason of any default on the part of the Vendor in the performance or observance of any undertakings covenants and obligations contained in any lease of any property occupied at any time prior to Completion by the Company and will pay and make good to the Purchaser the amount of any losses damages costs and reasonable and proper expenses suffered by the Purchaser thereby.

8    RESTRICTIONS

8.1 To ensure that the Purchaser receives the full benefit of the goodwill of the business of the Company, the Vendor hereby represents and undertakes that he will not for a period of one year from Completion either alone or for, together with or as agent, officer or employee of any other person, firm or company or through the medium of any company directly or indirectly for the purposes of the Restricted Business:

     (a) solicit, interfere with or attempt to entice away from the Company any person who is at the date hereof or was within the previous 12 months an employee, consultant or agent of the Company on the date of this Agreement or during the 12 months immediately preceding the date of this Agreement; or

     (b) solicit, interfere with or attempt to entice away from the Company any person who is reasonably considered by the Company to be or have been a regular client or customer of the Company on the date of this Agreement or during the 12 months immediately preceding the date of this Agreement; or

     (c) carry on or be engaged, concerned, interested or hold shares or other securities in any company or businesses which competes in the United Kingdom with the business of the Company at the date of this Agreement.

8.2 Each of the restrictions contained in each paragraph of clause 8.1 is a separate and distinct restriction and is to be construed separately from the other restrictions. The Vendor acknowledges that the restrictions are reasonable when taken together as well as individually, that the duration, extent and application of each restriction are no greater than is necessary for the protection of the goodwill of the businesses of the

     Company and that the consideration paid by the Purchaser for the Shares takes into account and provides adequate compensation for the restraints and restrictions imposed. Should any restriction be found to be void or unenforceable without the deletion of some part of it or the reduction in area or duration specified, that restriction shall apply with such modification as may be necessary to make it valid.

8.3 The parties agree that the benefit of the covenants and undertakings given in this clause shall be assignable in whole or in part by the Purchaser to and become enforceable by the Company and any subsidiary or holding company of any of the Company or the Purchaser which from time to time is the holder of the Shares or to which any part of the business(es) of the Company has been transferred.

9    GENERAL PROVISIONS

9.1 Without prejudice to any right or remedy available to the Purchaser under this Agreement or otherwise, the Vendor shall be liable on an indemnity basis for all reasonable costs, claims and expenses incurred by the Purchaser in connection with any claim arising out of any warranty, undertaking or indemnity contained in this Agreement or any document specified herein (or any breach thereof).

9.2 The waiver by the Purchaser of any right or breach, default or omission by the Vendor of any of the terms of this Agreement or any document specified herein shall not take effect unless in writing and shall not constitute a continuing waiver of the right waived or apply to, or operate as a waiver of, any other breach, default or omission and any forbearance in enforcing any right shall not constitute a waiver.

9.3 No party shall divulge to any third party (other than their respective professional advisers or insurers) the fact that this Agreement or any document specified herein has been entered into or any information regarding its terms or any matters contemplated by this transaction or make any announcement relating to it without the prior agreement (not to be unreasonably withheld or delayed) of the other parties unless such announcement is required by law. Any announcement shall in any event be made or issued only in a form approved by the Purchaser and with the consent of the Vendor (not to be unreasonably withheld or delayed).

9.4 This Agreement, together with any document expressly referred to in any of its terms, contains the entire agreement between the parties relating to the subject matter covered. No oral explanation or oral information given by any party shall alter the interpretation of this Agreement.

9.5 The Vendor hereby undertakes with the Purchaser at the request of the Purchaser and at the expense of the Vendor to do or procure to be done all such further acts and things and execute or procure to be executed all such further deeds and documents as may be necessary or desirable fully and effectively to vest in the Purchaser the legal and beneficial ownership of the Shares and the benefits of this Agreement and any document specified herein and, pending such vesting, the Vendor shall hold such Shares and benefits in trust for the Purchaser and shall receive all monies in connection therewith as trustee of the Purchaser and shall account to the Purchaser forthwith on receipt.

9.6 This Agreement may be executed in two or more counterparts each of which shall be deemed an original but which taken together shall constitute a single agreement.

9.7 This Agreement and all documents supplemental thereto are governed by and are to be construed in accordance with English law.

                                   SCHEDULE 1

                           PARTICULARS OF THE COMPANY

Number:                            3229920

Status:                            a private company limited by shares

Registered Office:                 Second Floor, Tower House, 8-14 Southampton
                                   Street, London WC2E 7HA

Authorized share capital:          100,000 (Pounds) divided into 100,000 shares
                                   of 1 (Pounds) each

Issued share capital:              25,000 shares of (Pounds)1 each

Shareholders and shareholdings:    Derek Scanlon  25,000 shares

Director:                          Derek Scanlon

Secretary:                         Hassy Patel

Charges:                           None

                                  SCHEDULE 2

                              WARRANTY STATEMENTS

1    INFORMATION, FORMAL AND LEGAL

1.1 All information supplied by the Vendor, the Company or its directors, employees or advisers to the Purchaser or its advisers concerning the Company prior to Completion (including without limitation the information referred to in the Introduction and Schedule 1) is and will be true, complete, accurate and not misleading in all respects.

1.2 The Vendor is not aware of any fact or matter not disclosed in writing to the Purchaser, the disclosure of which might reasonably affect the willingness of the Purchaser to acquire the Shares or the price at or terms upon which the Purchaser would be willing to acquire them.

1.3 All statutory, municipal, governmental, court and other requirements applicable to the formation, continuance in existence, creation and issue of securities, management, property or operations of the Company have been complied with and all licences and consents (including planning consents) involved in the carrying on of the business of the Company, have been obtained and complied with and the Vendor is not aware of any contemplated revocation of any such licence or consent. The Company's books of accounts and other records are complete and accurate and the Company has not committed any illegal or unlawful act and is not liable for any breach of covenant, consent, licence, permission, contract or statutory duty (all requisite or necessary consents, licences and permissions having been obtained).

2    THE SHARES

     The Vendor is the sole legal and beneficial owner of all the Shares (that represent the entire issued share capital of the Company, there being no other share or loan capital in the Company or any share or loan capital under option (actual, contingent or otherwise) to purchase or subscribe) and will at Completion have the right and power to sell and transfer or procure the transfer of, unencumbered, the entire legal and beneficial ownership of the Shares with full title guarantee free of all options, liens, charges or other encumbrances and together with all dividends, distributions, rights declared, paid, credited or arising to the Purchaser in accordance with the provisions of this Agreement.

3    ACCOUNTS

3.1 The Management Accounts and the accounting records of the Company have been prepared in accordance with generally accepted accountancy principles. They give a true and fair view of the state of affairs and the assets and liabilities of the Company as at the Accounts Date and of the profits or losses of the Company for the period concerned.

3.2 The Management Accounts make proper provision for and (where appropriate) disclose and take into account as at the Accounts Date, all liabilities (actual, contingent or disputed), all capital commitments (actual or contingent) (if any) and all bad and doubtful debts.

3.3 Since the Accounts Date no dividend or other distribution has been declared or paid on, and no capital distribution made or agreed to be made in respect of, any share capital of the Company and all amounts received by the Company have been paid into its account and appear in the Company's books of account.

3.4 Since the Accounts Date the Company has carried on in the ordinary and usual course the business carried on by it at that date.

3.5 Since the Accounts Date there has been no material adverse change in the Company's financial position the value of the Company's net assets has not reduced and no material liabilities (actual, contingent or disputed) have arisen or been incurred.

3.6 All the book and other debts of the Company outstanding at Completion are the absolute property of the Company and will (save insofar as a specific provision has been made in the Accounts therefor) be good and collectable in the ordinary course of business and in any event not later than two months after Completion.

4    CONTRACTS

4.1 Save as disclosed to the Purchaser, the Company is not a party to any material, unprofitable or onerous contract or any contract not on arm's length terms and has not guaranteed any other person's liabilities nor is it a party to any contract or arrangement with a Connected Person or a director, employee or consultant of a Connected Person.

4.2 The Company is not in breach of any contract with any other party and no other party has any right to terminate any agreement to which the Company is a party.

4.3 Neither the Company nor the Vendor has any reason to believe that the transactions contemplated by this Agreement will result in either loss of business with any of the Company's present suppliers or customers or a breach of any contract, covenant or licence or an employee handing in notice.

5    STOCKS, ASSETS AND INSURANCE

5.1 All the assets of the Company are properly insured to their full reinstatement value and all insurance policies of the Company are in full force and effect and all premiums have been paid and there are no insurance claims or possible insurance claims by the Company in existence.

5.2 The Company is the owner of and has good and marketable title to all the assets used in its business and has all assets necessary to carry on its business.

5.3 The Company does not have outstanding any commitment for capital expenditure. There is not outstanding any mortgage, charge or other encumbrance on the whole or any part of the undertaking, property or assets of the Company.

6    INTELLECTUAL PROPERTY

6.1 The businesses of the Company and the processes, data, material and software employed by it and the goods, services and software supplied by it in the United Kingdom or elsewhere in the world do not infringe, use, involve the misappropriation of, or embody the subject matter of, or require a licence under any Intellectual Property in which any other person has rights of any nature; and no claims have been made by any person which, if pursued, might be in breach of or be otherwise material to any of the warranties in this or any other part of this paragraph 6.

6.2 No plant or equipment, goods, services, documentation, software, data or other items used by the Company in the course of its businesses has or have been supplied under any agreement or arrangement which precludes its or their sale, transfer, assignment, disposal or use by any other person.

6.3 No Intellectual Property in which the Company has any interest and which is, or is likely to be, material to the business of the Company is:

     (a) being infringed, misappropriated or used without permission by any other person; or

     (b) subject to any licence, estoppel or authority or similar right in favour of any other person.

6.4 All Intellectual Property which is registered in the name of the Company, or in respect of which the Company has made application for registration, is:

     (a)  legally and beneficially vested in the Company; and

     (b)  valid and enforceable.

6.5 No other person has registered or applied to register in any country any invention, topography, copyright work, design, trade or service mark or name, plant variety, trade secret or know-how made, or claimed to be owned, by the Company.

6.6 The licenses, agreements and arrangements have been entered into in the ordinary course of business, are in full force and effect and no notice has been given on either side to terminate any of them and no amendment made or accepted to their terms since they were first entered into; and the obligations of all parties under each of the same have been fully complied with and no disputes exist or are anticipated in respect of any of them.

6.7 Other than to the Purchaser and the agents, employees or professional advisers of the Purchaser and the Vendor, the Company has not knowingly disclosed, or knowingly or recklessly permitted to be disclosed, or undertaken or arranged to disclose, to any person any of their know-how, trade secrets, confidential information or lists of customers or suppliers.

6.8 No claim has been made, and the Vendor is not aware of the possibility of any claim for compensation by an employee of the Company carrying on trade in the UK under Section 40 of the Patents Act 1977.

6.9 The Company does not operate as a computer bureau, as that term is defined in the Data Protection Act 1984, in the United Kingdom and no notice of any kind has been served on the Company under any provision under any part of that Act or any analogous legislation in any part of the world. Insofar as the Company is a "Data User" under the Act:

     (a)  all necessary applications for registration have been duly made; and

     (b) the details supplied to the Registrar in relation to each application are accurate and complete.

6.10 The software, hardware and firmware referred to in the licenses, agreements and arrangements is able, without upgrade or alteration and without loss of performance or functionality or loss of or adverse effect on any data to correctly receive, process and provide information regarding or containing:

      (a)   dates prior to, during and after the year 2000; and

      (b) currencies now used or due to be implemented throughout the European Union.

7     TAXATION

7.1 Full provision or reserve for Taxation and deferred Taxation assessed or likely to be assessed on the Company has been made in the Management Accounts and the Company has within the relevant time limits therefor correctly made all returns and payments required to be made by the Company for any Taxation purposes and none of such returns or payments is the subject of any dispute with any Taxing Authority and the Vendor is not aware of any circumstance likely to give rise to such dispute.

7.2   The Company has duly paid all Taxation for which it is liable.

7.3 The Company has obtained full, complete, correct and up to date records, invoices and other documents appropriate or requisite for establishing VAT on supplies made to and by the Company.

7.4 All payments by the Company to any person which ought to have been made under deduction of Taxation have been so made and the Company has (if required by law so to do) accounted to the Inland Revenue for the Taxation so deducted.

7.5 No Relief has been claimed by and/or given to the Company, or taken into account in determining the provision for Taxation in the Management Accounts, which could be withdrawn, postponed or restricted as a result of any act, omission, or circumstance arising or occurring at or at any time after Completion.

7.6 No liability of the Company to Taxation has arisen or will arise up to Completion save for corporation tax payable in respect of normal trading profits earned by it or income tax deducted under the Pay as You Earn system or national insurance contributions or VAT for which it is accountable to any Taxing Authority.

7.7 The Company has made no loan, advance, release or given consideration or effected a transaction falling within Sections 418 to 422 (inclusive) of the Income and Corporation Taxes Act 1988.

7.8 The Company is resident in the United Kingdom for Taxation purposes and will be so resident at Completion and is not and never has been resident for any purpose in any other country and does not have and has never had any permanent establishment in any other company.

7.9 No amount of an income nature which has been paid or is payable by the Company or which it is under an obligation entered into before Completion to pay is wholly or partly disallowable as a deduction, charge on income or otherwise in computing its liability to Taxation.

7.10 All documents in the possession of the Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

8     LITIGATION

      The Company is not involved in any litigation, prosecution, arbitration or any other proceedings for the enforcement of rights or settlement of disputes and no act, omission or event has occurred which has given rise to a threat of such proceedings or which is likely to result in the Company being involved in any such proceedings.

9     EMPLOYEES

9.1 The Company has no liability whatsoever (whether legally binding or not) to make any payment to or for the benefit of any employee, officer, consultant, independent contractor or agent in respect of past service, pension or the termination of the employment or engagement of that or any other person (including, without limitation, payments for wrongful or unfair dismissal, loss of office or redundancy) and the Company has no superannuation fund, retirement benefit or other pension schemes or arrangements and no liability to make any payment in respect of any of the same.

9.2 Full details of all employment, engagement, remuneration and notice terms of all employees, directors, consultants, independent contractors or agents of the Company have been disclosed to the Purchaser and all remuneration due to them up to Completion has been paid and all of their employment, engagement and office terms can be terminated by the Company on less than three months' notice.

9.3 There is no outstanding commitment (whether legally binding or not) to increase the remuneration of any officer, employee, consultant, independent contractor or agent of the Company.

10    PROPERTIES

      The Company does not own or have any interest in any land or building and the Company has not entered into any legally binding agreement for the purchase of any such interest.

11    BORROWINGS

      Full details of all limits on the Company's bank overdraft facilities and all borrowings of the Company have been disclosed to the Purchaser and the Company is not in breach of any of their terms and none of such facilities or terms of borrowing will be terminated as a result of the acquisition of the Shares.

12    INSOLVENCY

12.1 No administrator, administrative receiver, receiver, manager of assets, liquidator or any other similar officer has ever been appointed in respect of the whole or any part of the assets or undertaking of the Company and no order has been made, petition presented or resolution passed for the purpose of the making of any order in relation to administration, administrative receivership, receivership, liquidation, management of assets or any other similar situation of the Company.

12.2 The Company is neither insolvent nor unable to pay its debts as they fall due (as such expression is defined in either sub-section (1)(a) to (d) (inclusive) or sub-section (2) of Section 123 of the Insolvency Act
      1986)..

12.3 No voluntary arrangement (as referred to in the Insolvency Act 1986) or scheme of arrangement as regards its creditors has been proposed by the Directors or is in operation in relation to the Company.

12.4 The Company has not entered into any transaction nor been given a preference to which Sections 238, 239 or 423 of the Insolvency Act 1986 apply or which may otherwise be liable to be set aside or avoided for any reason.

                                        ATTESTATIONS


                                        /s/ Derek Scanlon
                                        -------------------------------------
                                        DEREK SCANLON


                                        IXL LONDON LIMITED


                                        by: U. Bertram Ellis Jr.


                                        by: /s/ James S. Allenbach
                                            ---------------------------------
                                             James S. Allenbach
                                            Secretary